Exhibit 99.1

Central Garden & Pet Company Announces CEO Transition Planning

George Roeth Announces Plan to Retire from Company on September 28, 2019

Board Will Initiate Search for a New President and Chief Executive Officer

WALNUT CREEK, Calif. – February 11, 2019 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets, said today that President and Chief Executive Officer George Roeth has announced his intention to retire from his roles, effective at the end of the Company’s fiscal year on September 28, 2019. Prior to that date, Mr. Roeth will continue to lead the Company in his capacity as President and Chief Executive Officer to ensure a smooth transition. The Board of Directors will form a Succession Committee to identify a successor with the assistance of a leading executive search firm.

Sonny Pennington, Chairman of the Board of Central Garden & Pet, said, “Under George’s leadership, Central has seen successive years of strong growth and financial performance, generating more than 50% in total shareholder return since he took the reins in June 2016. Importantly, Central also demonstrated significant improvement in its digital capabilities and strategic execution of a growth plan that positions the Company for an exceptional future. On behalf of the full Board, we are grateful to George for his continuing contributions to Central’s success and commitment to a smooth transition.

Looking ahead, the Board will focus on finding the right leader who will continue to champion Central’s culture of entrepreneurship, customer-first orientation, and collaboration to help drive the Company’s positive trajectory. We are committed to empowering our team to take charge, innovate, and execute on our strategy of building scale and efficiency in our core businesses, including our pursuit of promising organic and M&A-driven growth opportunities ahead for Central.”

Mr. Roeth said, “It has been a privilege to lead this extraordinary group of people in driving Central’s continued success. When I stepped into the CEO role from the Board on the retirement of our previous CEO, John Ranelli, I had agreed to do so for three to five years. The Company was at an important inflection point and our founder was recovering from an unfortunate accident. I’m pleased that, today, Central is well positioned to continue its trajectory of sustainable, consistent growth and that Bill Brown, Central’s founder, has come back with the energy and desire to continue to take an active role.

For many months I have been thinking about when would be the best time for me to retire. After much reflection and extensive conversations with Board members and others over that time, I decided that the best time both for me and for the Company would be at the end of our current fiscal year in September. Providing significant advance notice gives the Board the time to do a thorough and systematic search for my successor. Until that time, I look forward to continuing to lead the Central team and ensuring the smoothest possible transition. I am confident in both our plan for the current fiscal year and also the long-term health of the organization and businesses.”

Bill Brown, Former Chairman and Chief Executive Officer of Central Garden & Pet, said, “I am grateful to George for stepping in as he did, for bringing his learnings to our business model, and helping us develop into a more strategic and better company. His contributions have been invaluable. Central under his leadership has created a solid pipeline of organic growth opportunities and continues to evolve into a stronger and more dynamic organization. We have a sound strategy, and the Board and I look forward to working with the next CEO to build on what is in place for the future.”

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, producer and distributor of branded and private label products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, and OVER-N-OUT®; fertilizer and the brands PENNINGTON® and IRONITE®; live plants from BELL NURSERY; and decorative outdoor patio products under the PENNINGTON® brand. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™, COMFORT ZONE®, FARNAM®, HORSE HEALTH™ and VITAFLEX®; aquatics and reptile and the brands AQUEON®, CORALIFE®, SEGREST™ and ZILLA®; bird & small animal and the brands KAYTEE®, Forti-Diet® and CRITTER TRAIL®; and dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, IMS®, CADET®, DMC™, K&H Pet Products™, PINNACLE® and AVODERM®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,400 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

Contacts

Steve Zenker

VP Finance—Investor Relations, FP&A, & Corporate Communications

Central Garden & Pet Company

925.948.3657